UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 18, 2025
Olaplex Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40860	87-1242679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
432 Park Avenue South, Third Floor, New York, NY 10016
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (310) 691-0776
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	OLPX	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2025, the Board of Directors (the “Board”) of Olaplex Holdings, Inc. (the “Company”) elected Pamela Edwards to serve as a Class II director of the Board, with a term expiring at the Company’s 2026 Annual Meeting of Stockholders, and appointed Ms. Edwards as a member of the Audit Committee of the Board (the “Audit Committee”), each effective as of March 19, 2025.

Ms. Edwards, age 62, has extensive experience in finance, strategy and operations leadership across a variety of retail brands and sectors. Ms. Edwards previously served as the Chief Financial Officer and Executive Vice President of Citi Trends, Inc., a retail clothing company, from January 2021 through April 2022. Prior to Citi Trends, Ms. Edwards held various roles with L Brands Inc., one of the world’s leading specialty retailers, including as Chief Financial Officer and Executive Vice President of its Mast Global division from April 2017 to September 2020, Chief Financial Officer of its Victoria's Secret division (n/k/a Victoria’s Secret & Co.) from 2007 to April 2017, and Chief Financial Officer of its Express division from 2005 to 2007. Prior to that, Ms. Edwards worked in various business and financial planning roles at Gap/Old Navy, Sears Roebuck and Kraft Foods. Ms. Edwards currently serves on the board of directors of The Azek Company Inc. She previously served on the Board of Directors of Hibbett, Inc. from 2022 to 2024 and NMG Holding Company, Inc. (formerly known as Neiman Marcus Group LLC) from 2020 to 2024. Ms. Edwards earned an M.B.A. from the Fuqua School of Business at Duke University and a B.S. in Finance from Florida A&M University.

In accordance with the Company’s current Non-Employee Director Compensation Policy (the “Policy”), Ms. Edwards will receive an annual cash retainer of $100,000 for service on the Board and an additional annual cash retainer of $15,000 for service as a member of the Audit Committee, in each case payable quarterly, in arrears, and pro-rated for partial years of service. In addition, consistent with the Policy, Ms. Edwards will receive an annual grant of restricted stock units (“RSUs”) of the Company with an aggregate value of approximately $150,000 on the date of the first Board meeting following each annual meeting of the Company’s stockholders. The RSUs will vest on the first anniversary of the date of grant, subject to Ms. Edwards’ continued service on the Board through such date.

In addition, on March 18, 2025, the Board appointed Stephen J. Bacica as Chief Accounting Officer of the Company, effective as of March 19, 2025. Mr. Bacica succeeds Kenneth F. Egan, who served as Interim Chief Accounting Officer of the Company from November 5, 2024 until March 19, 2025.

Mr. Bacica, age 54, has over 30 years of career experience across the consumer, hospitality, retail, financial services, industrial, and public accounting industries. Most recently, Mr. Bacica served as Deputy Controller at Mars, Inc. from June 2022 until December 2024. Prior to Mars, Mr. Bacica served as VP and Controller at Intelsat from March 2017 until May 2022.

On February 24, 2025, the Company entered into a letter agreement (the “Offer Letter”) with Mr. Bacica. The Offer Letter provides for (i) an annual base salary of $350,000; (ii) an annual bonus opportunity with a target of 35% of his annual base salary and with the actual amount of such bonus based upon achievement of certain Company performance goals, as well as individual performance; and (iii) subject to the approval by the Compensation Committee of the Board, a new hire equity grant consisting of a restricted stock unit award (the “RSU Award”) with a value of approximately $300,000 on the grant date based on the closing price of the Company’s common stock, par value $0.001 per share on the grant date. The RSU Award will vest as to twenty-five percent (25%) on each of the first four (4) anniversaries of the grant date.

Each of Ms. Edwards and Mr. Bacica will enter into an indemnification agreement with the Company in substantially similar form as Exhibit 10.2 to the Company's Annual Report on Form 10-K filed with the SEC on March 4, 2025.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: March 20, 2025	Olaplex Holdings, Inc.

	By:	/s/ John C. Duffy
	Name:	John C. Duffy
	Title:	General Counsel and Secretary